UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2025

Lyell Immunopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40502	83-1300510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Haskins Way
South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 695-0677

(Former Name or Former Address, if Changed Since Last Report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LYEL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 7, 2025, Lyell Immunopharma, Inc. (the “Company”) presented at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition new clinical and translational data from its ongoing clinical trial of rondecabtagene autoleucel (ronde-cel, also known as LYL314) in patients with large B-cell lymphoma (“LBCL”). Ronde-cel is an autologous dual-targeting CD19/CD20 chimeric antigen receptor (“CAR”) T-cell product candidate in pivotal development for patients with relapsed and/or refractory (“R/R”) LBCL. Ronde-cel CAR T cells are designed to have enhanced antitumor activity through a proprietary manufacturing process that enriches for CD62L-positive cells to produce a CAR T-cell product with a higher proportion of naïve and central memory T cells.

Sixty-nine CAR T-cell naïve patients with R/R LBCL received ronde-cel as of September 5, 2025 (the data cutoff date for the presentation at ASH). The efficacy evaluable population, defined as those patients with Day 84 assessments or prior disease progression or death, consisted of 47 patients (29 in the third- or later-line (“3L+”) setting and 18 in the second-line (“2L”) setting). Patient demographics and baseline disease characteristics were consistent with a high-risk, heavily pre-treated patient population, particularly as compared to historical trials of CD19 CAR T-cell products: median ages of 64 and 65 years with 20% (9/45) and 21% (5/24) of patients being 75 years or older in the 3L+ and 2L settings, respectively; and primary refractory disease in 49% (22/45) and 92% (22/24) of patients in the 3L+ and 2L settings, respectively.

Patients Evaluated in the 3L+ Setting

There were 29 efficacy-evaluable 3L+ patients with R/R LBCL (diffuse large B-cell lymphoma, primary mediastinal B-cell lymphoma, Grade 3B follicular lymphoma, or transformed follicular lymphoma) with a median follow up time of 12 months as of the data cutoff date. In these patients:

•	The overall response rate was 93% (27/29 patients), with 76% (22/29) of patients achieving a complete response

•	72% (13/18) of patients with complete response remained in complete response at 6 months or longer

•	Median progression-free survival was 18 months

Patients Evaluated in the 2L Setting

There were 18 efficacy-evaluable patients enrolled in the 2L setting with a median follow-up time of 9 months as of the data cutoff date. Of these efficacy-evaluable patients, 94% had primary refractory disease. In these patients:

•	The overall response rate was 83% (15/18 patients), with 61% (11/18) achieving a complete response

•	70% (7/10) of patients with complete response remained in complete response at ≥ 6 months

•	The median duration of complete response was not reached

Safety Data

In 69 patients, including patients from both the 3L+ and the 2L cohorts, a manageable safety profile appropriate for outpatient administration was observed. No Grade 3 or greater cytokine release syndrome (“CRS”) was observed. Twenty-five of the 69 patients received protocol-directed dexamethasone prophylaxis (10 mg/day for 3 days). One case (4%) of Grade 3 or greater immune effector cell-associated neurotoxicity syndrome (“ICANS”) was reported in a patient with high disease burden; no case of Grade 2 ICANS was reported.

In all 69 patients, as of the data cutoff date, low rates of Grade 1 (32%) or Grade 2 (29%) CRS were reported; ICANS rates were reported as follows: Grade 1 (9%), Grade 2 (3%), and Grade 3 or greater (12%) of patients. The median time to complete resolution of all reports of ICANS was 4 days. Cell pharmacodynamic data demonstrated robust CAR T-cell expansion and persistence that were similar in patients with or without dexamethasone prophylaxis. No deaths were determined to be related to ronde-cel administration.

Ronde-cel Translational Data

Translational data from the ongoing Phase 1/2 clinical trial showed that ronde-cel manufactured with CD62L enrichment achieved robust expansion and high expression of memory-related genes after infusion in patients with LBCL. An evaluation of ronde-cel and published data for CD19 CAR T-cell products demonstrated that ronde-cel had a higher proportion of CD62L-positive T cells with a higher proportion of memory-cell phenotype prior to infusion (ronde-cel, N = 34; axi-cel, N = 110 and tisagenlecleucel (tisa-cel), N = 31). In addition, ronde-cel had up to a three-fold higher expansion in patients after infusion compared to the expansion of approved CD19 CAR T-cell products. The product memory-cell phenotype was positively correlated with expansion. Peripheral blood samples collected from patients one month after infusion (N = 9) also had a higher proportion of CAR T cells with a memory phenotype compared to cells from axi-cel-treated patients (N = 4). Ronde-cel CAR-positive T cells collected from patients one (N = 7) and two months (N = 3) after infusion demonstrated sustained capacity to proliferate, kill tumor cells over 72 hours, and secrete cytokines (N = 3).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lyell Immunopharma, Inc.

Date: December 8, 2025	By:	/s/ Mark Meltz
Mark Meltz
General Counsel